UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Date of Report:  October 17, 2011
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HANCOCK FABRICS, INC.
 (Exact name of registrant as specified in its charter)

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Delaware	1-9482	64-0740905
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

One Fashion Way Baldwyn, Mississippi		38824
(Address of principal executive offices)		(Zip Code)

(662) 365-6000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2011, Hancock Fabrics, Inc. (the “Company”) announced that Steven R. Morgan, the Company’s current Interim President and Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), has been appointed as President and Chief Executive Officer of the Company, effective October 17, 2011. Mr. Morgan will continue to serve as a member of the Company’s Board following his appointment as President and Chief Executive Officer.

Mr. Morgan, age 60, has served as the Company’s Interim President and Chief Executive Officer since January 2011. He has been a director of the Company since June 2010, currently serves on the Compensation Committee of the Board and on its Nominating and Corporate Governance Committee and served as chair of the Company’s Audit Committee from June 2010 to January 2011.  Mr. Morgan has over thirty years of retail experience.  Mr. Morgan was President of GameStop Corporation from 2005 to 2008 and held the position of President of North American Operations at Electronic Boutiques, as well as President of EB Games – Canada, and held various senior executive roles with May Department Stores and Federated Department Stores.  He is an Operating Partner with Verite Capital Partners, a private equity and consulting firm, and was a director of Movie Gallery, Inc., a home entertainment specialty retailer, from September 2009 to November 2010.

In connection with the change in Mr. Morgan’s position from Interim President and Chief Executive Officer to President and Chief Executive Officer, Mr. Morgan’s compensation will be revised to reflect the following terms, subject to execution over the next few weeks of a definitive employment agreement:

●	an employment term of three years, renewing annually unless earlier terminated by the Company or Mr. Morgan;

●	initial annual base salary of $600,000;

●
grant of 342,857 restricted shares of the Company’s common stock, vesting over three years beginning on the date of grant as provided for in the Company’s 2001 Stock Incentive Plan (50% after year 1 and 25% after years 2 and 3);

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participation in the Company’s Short-Term Incentive Plan, the terms and conditions of which will be determined annually by the Board of Directors or a Board committee.  For the remainder of the current fiscal year, the incentive compensation and performance metrics previously approved by the Board for Mr. Morgan as Interim Chief Executive Officer will apply;

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participation in the Company’s Long-Term Incentive Plan, the terms of which are being considered by the Board, but which is expected to include a grant of restricted stock units in an amount equal to base salary divided by stock price, with 50% time-vested over three years and the remainder vesting over three years based on attainment of annual performance metrics adopted each year by the Board;

●	relocation benefit of up to $200,000 payable by February 15, 2012, which amount may be payable at the Company’s option in cash or restricted shares;

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severance benefits of two times salary and earned incentive bonus and accelerated vesting of restricted stock if Mr. Morgan’s employment is terminated without cause by the Company, or for good reason by Mr. Morgan, and 2.5 times salary and incentive compensation if such termination follows a change of control of the Company; and

●	benefits generally available to the Company’s other executives and such other employee benefits as are generally accorded to other employees of the Company.

The definitive terms of Mr. Morgan’s employment will be contained in a definitive employment agreement, which will be disclosed in a subsequent filing once finalized.

There are no related party transactions between the Company and Mr. Morgan that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

     (d)  Exhibits

Item No.	Exhibit Index

99.1	Press release issued by Hancock Fabrics, Inc. dated October 17, 2011, announcing appointment of the Company’s President and CEO.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK FABRICS, INC.

By /s/ Robert W. Driskell
Robert W. Driskell
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:  October 20, 2011